Chevron, Bunge Launch Renewable Fuel Feedstocks Joint Venture

San Ramon, CA & St. Louis, MO – May 2, 2022 – Chevron U.S.A. Inc., a subsidiary of Chevron Corporation (NYSE: CVX), and Bunge North America, Inc., a subsidiary of Bunge Limited (NYSE: BG), announced today the creation of Bunge Chevron Ag Renewables LLC, signaling the close of their previously announced transaction. The new company will develop renewable fuel feedstocks leveraging Bunge’s expertise in oilseed processing and farmer relationships and Chevron’s expertise in fuels manufacturing and marketing.

About Chevron
Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to achieving a more prosperous and sustainable world. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We are focused on lowering the carbon intensity in our operations and seeking to grow lower carbon businesses along with our traditional business lines. More information about Chevron is available at www.chevron.com.
About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have almost 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

Investor Contacts:	Media Contacts:
Roderick Green Chevron invest@chevron.com	Tyler Kruzich Chevron 925-549-8686 tkruzich@chevron.com

Ruth Ann Wisener Bunge Limited 636-292-3014 Ruthann.wisener@bunge.com	Bunge News Bureau Bunge Limited 636-292-3022 news@bunge.com